Exhibit H

                       CENTRAL AND SOUTH WEST CORPORATION
                         CONSOLIDATED RETAINED EARNINGS
                              As of March 31, 2000
                                   (UNAUDITED)

                                                    (millions)

Retained Earnings at Beginning of Year                 $1,906
    Net income
          CSW International Two, Inc.                      31
           CSW Vale, L.L.C.                                 1
           Non-exempt entities                              6
     Deduct:  Dividends paid and other                    (92)
                                                    ----------
Retained Earnings at March 31, 2000                    $1,852
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